Exhibit 99.1

Zynex Announces Increased Q4 2021 Adjusted EBITDA Estimate and 18% Order Growth

ENGLEWOOD, CO – January 18, 2022 – Zynex, Inc. (NASDAQ: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, rehabilitation and patient monitoring, today announced order growth and an increased Adjusted EBITDA estimate for Q4 2021.

“Our order growth in Q4 remained strong at 18% year over year and 89% for the full year of 2021,” said Thomas Sandgaard, CEO of Zynex. We significantly trimmed our sales force during the second half of 2021 and focused on improving productivity while new sales rep hiring slowed due to the difficulties in the current job market. The net result is our sales force is growing at a slower rate but new sales reps are already significantly more productive in their first few months with the company. We are pleased with our continued revenue growth and the related profitability as we continue to leverage the sales investments we’ve made over the last couple years. Our fourth quarter Adjusted EBITDA is by far the largest in company history and increased approximately 280% year over year and 40% sequentially compared to the third quarter of 2021. As our reps continue to get more efficient, our profitability will remain strong.

Zynex is confirming its previous revenue estimate for the fourth quarter of 2021 of between $40.0 and $43.0 million. In addition, fourth quarter 2021 Adjusted EBITDA is now expected to come in between $12.5 and $13.5 million compared to the previous estimate of $9.0 to $10.0 million.

The Company’s full year 2021 revenue estimate is currently between $130.0 and $133.0 million. The revenue estimate is approximately 62% to 66% above last year’s full year revenue of $80.1 million. The 2021 full year estimated Adjusted EBITDA has been updated to be between $26.2 to $27.2 million. The Adjusted EBITDA estimate is approximately 92% to 99% above 2020’s full year Adjusted EBITDA of $13.7 million.

The Company will provide 2022 full year revenue and Adjusted EBITDA estimates with its Q4 2021 earnings release in late February.

Zynex’s prescription-strength NexWave device is a healthy alternative to prescribing opioids as the first line of defense when treating pain. In addition, in its Monitoring Solutions division, the Company completed its acquisition of Kestrel Labs late in 2021, adding a line of laser-based pulse oximetry products which will outdate the older, LED based technology currently available on the market.

About Zynex, Inc.
Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation as well as developing noninvasive patient fluid, pulse oximetry and sepsis monitoring systems. For additional information, please visit: www.zynex.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. The Company makes no express or implied representation or warranty as to the completeness of forward-looking statements or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement for our products from health insurance companies, our dependence on third party manufacturers to produce our products on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the impact of COVID-19 on the global economy and other risks described in our filings with the Securities and Exchange Commission including but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2020 as well as our quarterly reports on Form 10-Q and current reports on Form 8-K.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact: Zynex, Inc. (800) 495-6670

Investor Relations Contact:
Gilmartin Group

Investor Relations Counsel
ir@zynex.com